Exhibit 99.1
News Release
Contact: Roy C. Thygesen, Chief Executive Officer
   (815) 725-0123
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports Earnings of $0.03 Per Share and
Net Income of $567,000 For the Quarter Ended June 30, 2013

Joliet, Illinois, July 31, 2013 - First Community Financial Partners, Inc. (OTCBB: FCMP, “First Community”), the holding company for First Community Financial Bank (the “Bank”), which provides full service banking and financial services from six locations in Chicago’s south and southwest suburbs, today announced results for the quarter ended June 30, 2013.  For the quarter ended June 30, 2013, First Community’s net income applicable to common shareholders was $567,000, or $0.03 per diluted share, compared with net income applicable to common shareholders of $1.1 million, or $0.08 per diluted share, for the quarter ended March 31, 2013.

FINANCIAL HIGHLIGHTS COMPARED WITH WITH FIRST QUARTER 2013

•	Net income decreased $513,000 to $567,000 for the second quarter of 2013 from $1.1 million for the first quarter of 2013.

•
Book value per common share decreased $0.01 to $4.29 per common share at June 30, 2013, compared to $4.30 at March 31, 2013. This was a result of decreases in unrealized gains on available for sale securities of $699,000 to $639,000 from $1.3 million at March 31, 2013.

•	Loans increased by $11.0 million during the first half of 2013 and $4.7 million during the second quarter of 2013.

•	Deposits decreased by $39.4 million to $708.4 million from $747.8 million at March 31, 2013, due to runoff of non-core time deposits.

•
Non-performing loans decreased $4.8 million to $26.4 million or 4.08% of total loans at June 30, 2013, compared with $31.2 million or 4.85% of total loans at March 31, 2013. In addition, foreclosed assets decreased $834,000 to $2.6 million at June 30, 2013. The decreases in non-performing loans and foreclosed assets was in part a result of an asset sale during the second quarter of approximately $4.6 million in non-performing assets.

•	Net interest margin decreased 0.05% to 3.39% from 3.44% for the first quarter of 2013.

•
The provision for loan losses increased to $1.5 million for the second quarter of 2013 from $1.2 million for the first quarter of 2013 which was in part a result of continued loan growth during the second quarter of 2013.

•
Non-interest income decreased $564,000 to $(27,000) from $537,000 due to write downs and sales of foreclosed assets as a result of an asset sale. In addition, while the first quarter of 2013 included gains on sales of loans of $264,000, there were no similar sales in the second quarter.

•
Non-interest expense decreased $472,000 to $4.7 million from $5.2 million due primarily to the $488,000 in one time expense recorded in the first quarter of 2013 related to the cash payment for restricted stock units as a part of the consolidation of First Community’s subsidiary banks.

Roy C. Thygesen, Chief Executive Officer commented, “We are still very focused on reducing our overall levels of non-performing assets as noted by our asset sale during the second quarter of 2013. Although our net interest margin declined in the second quarter, we are very pleased with our continued loan growth and improvement in non-interest expenses as a result of the merger of our subsidiary banks. We expected some volatility in our earnings as we continue to right-size our balance sheet and clean up non-performing assets now that we are a consolidated Bank.”

About First Community Financial Partners, Inc.: The bank holding company was formed following the organization of First Community Bank of Joliet to participate with local business leaders from other near west and southwest suburban communities to charter additional local banks focused on commitment to their community. Within five years, First Community Bank of Plainfield, First Community Bank of Homer Glen/Lockport, Burr Ridge Bank and Trust and new branches of First Community Bank of Joliet located in Channahon and Naperville had opened their doors, following the model consisting of local investors, board members and bankers. Over the years, the reception by local businesses and professional firms has proven that small and midsized businesses will respond to the personal approach of a bank that is owned and operated by experienced bankers who are invested in and concerned for the future of their community.

About First Community Financial Bank: First Community Financial Bank is a wholly owned banking subsidiary of First Community Financial Partners, Inc., with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge. The combined result of four recently merged subsidiary bank charters, the Bank remains dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service through experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the recent merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with the First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing banking; high costs of regulatory compliance; the impact of legislation and regulatory changes on the banking industry; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 15, 2013.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Community Financial Partners, Inc.
Selected Financial Data
Unaudited

The following tables set forth selected consolidated financial and other data for First Community Financial Partners at the dates and for the periods indicated. The selected financial and other data have not been audited, but in the opinion of management of First Community reflect all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data
	As of
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
	(dollars in thousands, except share data)
Total assets	$837,108	$867,520	$902,600	$886,662	$870,097
Total securities (1)	116,270	105,270	109,928	109,108	111,473
Loans	648,081	643,354	637,114	654,328	655,376
Allowance for loan losses	20,634	21,931	22,878	25,490	26,291
Net loans	627,447	621,423	614,236	628,838	629,085
Non-performing loans (2)	26,429	31,218	27,941	33,706	35,343
Total deposits	708,412	747,846	780,662	757,665	752,105
Subordinated debt	13,791	13,783	4,060	4,060	4,060
Other borrowed funds	28,536	19,769	25,695	32,201	23,227
Shareholders’ equity (3)	82,756	82,759	87,931	87,203	86,155
Common shares outstanding	16,175,938	16,175,938	12,175,401	12,052,402	12,060,402

Footnotes:
(1) Includes available for sale securities recorded at fair value and Federal Home Loan Bank stock at cost.
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(3) Includes shareholders’ equity attributable to outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C.

	For the Three Months Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Selected Operating Data	(dollars in thousands, except per share data)
Interest income	$8,595	$8,890	$9,153	$9,569	$9,701
Interest expense	1,575	1,519	1,758	1,985	2,145
Net interest income	7,020	7,371	7,395	7,584	7,556
Provision for loan losses	1,468	1,232	1,511	1,118	2,048
Net interest income after provision for loan losses	5,552	6,139	5,884	6,466	5,508
Non-interest income	(27)	537	335	474	321
Non-interest expense	4,722	5,194	5,361	5,896	5,386
Income before income taxes	803	1,482	858	1,044	443
Income tax expense (benefit)	—	34	(172)	170	172
Income before non-controlling interest	803	1,448	1,030	874	271
Net income attributable to non-controlling interests	—	54	185	311	343
Net income (loss) applicable to First Community Financial Partners, Inc.	803	1,394	845	563	(72)
Dividends and accretion on preferred shares	236	314	355	355	355
Net income (loss) applicable to common shareholders	$567	$1,080	$490	$208	$(427)

Per Share Data
Earnings (loss) per common share
Basic	$0.04	$0.08	$0.04	$(0.03)	$(0.04)
Diluted	0.03	0.08	0.04	(0.03)	(0.04)
Book value per common share	$4.29	$4.30	$4.14	$4.15	$4.10

Performance Ratios
Annualized return on average assets	0.27%	0.49%	0.22%	0.10%	(0.19)%
Annualized return on average common equity	2.72%	4.93%	2.25%	0.96%	(1.98)%
Net interest margin	3.39%	3.44%	3.48%	3.59%	3.55%
Interest rate spread	3.19%	3.26%	3.28%	3.36%	3.32%
Efficiency ratio (1)	67.52%	65.68%	69.35%	73.17%	68.44%
Average interest-earning assets to average interest-bearing liabilities	126.06%	126.13%	124.85%	124.44%	123.41%
Average loans to average deposits	88.94%	83.30%	85.15%	87.32%	85.56%

Footnotes:
(1) We calculate our efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income.
No tax equivalent adjustments were made as the effect thereof was not material.

	As of
Asset Quality Ratios	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Non-performing loans(2) to total loans	4.08%	4.85%	4.39%	5.15%	5.39%
Non-performing assets(3) to total assets	3.47%	3.99%	3.10%	4.23%	4.51%
Allowance for loan losses to non-performing loans	78.07%	70.25%	81.88%	75.62%	74.39%
Allowance for loan losses to total loans	3.18%	3.41%	3.59%	3.90%	4.01%

Capital Ratios
Average equity to average total assets	9.77%	9.84%	9.90%	9.94%	9.81%
Tier 1 leverage	9.41%	9.15%	9.87%	9.05%	9.69%
Tier 1 risk-based capital	11.53%	12.02%	12.60%	11.22%	11.97%
Total risk-based capital	14.80%	15.33%	14.46%	12.93%	13.82%

Footnotes:
(2) Non-performing loans include loans on nonaccrual status and those past due more than 90 days and still accruing interest.
(3) Non-performing assets consist of non-performing loans and other real estate owned.